LAYNE CHRISTENSEN COMPANY
                       DISTRICT INCENTIVE
                       COMPENSATION PLAN



SECTION I.   PURPOSE OF THE PLAN.

     Layne Christensen Company (hereinafter referred to as the "Company") desires to effect a program of making awards as soon as practicable after the end of each fiscal year, as provided below, to certain employees of the Company and its subsidiaries, Christensen Boyles Corporation and Boyles Bros. Drilling Company, who during such fiscal year, in the judgment of the administrative committee of this program (the "Committee") have significantly contributed to the achievement of certain objectives of the Company and of the district within the Company in which such employees perform services. The purpose of this program is to provide additional incentive for the eligible employees to promote the best interests and most profitable operation of the Company.

     This program shall be known as the "Layne Christensen Company District Incentive Compensation Plan" (hereinafter referred to as the "Plan"). This Plan amends and supersedes the Layne, Inc. District Incentive Compensation Plan previously approved and adopted by the board of directors on September 8, 1994. The existence of the Plan shall not be in lieu of or otherwise affect or be affected by any other compensation plan or arrangement of the Company.

SECTION II.   ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall consist of at least three persons appointed by the Board of Directors of the Company. During the one year period prior to the commencement of service of a Committee member on the Committee, such member shall not have participated in, and while serving and for one year after serving on the Committee, such member shall not be eligible for participation in, the Plan.


     The Committee shall have full power, in its sole discretion, to interpret, construe and administer the Plan and adopt rules and regulations relating to the Plan.

     Decisions made by the Committee in good faith and in the exercise of its powers and duties hereunder shall be binding upon all parties concerned. No member of the Committee shall be liable to anyone for any action taken or decision made in good faith pursuant to the power or discretion vested in such person under the Plan.

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SECTION III.   PARTICIPATION.

     The following employees of the Company shall be eligible for participation in the Plan (and shall hereinafter be referred to as "Participants"):

          GROUP I                        GROUP II

     General Manager                Operations Manager
     District Manager               Field Superintendent
     Assistant District Manager     Sales Manager
     Branch Manager                 Sales Engineer
     Manager, North American Sales  Sales Consultant
     Manufacturing Manager          Assistant Operations Manager
                                    Sales Representatives
                                    Director
                                    Furnace Shop Manager
                                    Machine Shop Manager
                                    Fabrication Manager
                                    Engineering Manager

     At the discretion of the District/Branch Manager, with the concurrence of the operating vice president responsible for the District (as defined in Section V below), a portion of the Pool (as defined in Section V below) may be set aside for payment to District employees who do not participate in any other company bonus or incentive program. In addition, the Committee may, in its discretion, allow participation in the Plan by other key salaried personnel as it shall determine from time-to-time.

SECTION IV.   SELECTION OF GOALS.

     As soon as practicable after the commencement of each fiscal year the Committee shall establish one or more performance goals, which collectively shall constitute the "Goal" hereunder, upon which the incentive compensation of each Participant shall be calculated for such fiscal year. If more than one performance goal is selected for the Goal, the Committee shall assign relative calculation weights to each performance goal in determining the Goal. Up to 30% of the Goal for any fiscal year may be based upon one or more Company-wide performance goals.
The balance of the Goal shall be based upon District performance goals.

SECTION V.   GENERATION OF BONUS POOLS.

     The term "District" shall mean a separate profit center of the Company as determined from the Company's internal financial records; provided, however, that the Committee shall have the authority in its discretion to group one or more profit centers into one "district" for purposes of this Plan. A bonus pool (the "Pool") shall be established for each District in an amount equal to 20% of the sum of all Group I Participants' annual regular salaries for each District plus 13% of the sum of all Group II Participants' annual regular salaries for each District. Annual regular salary (as determined by the Committee) shall be determined as of

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the beginning of each fiscal year for which the Goal is
established or, with respect to those Participants hired during the fiscal year, as of such Participant's beginning employment date (the "Base Salaries").

     If more than 100% of the Goal is achieved, then for each 1% increase above the Goal, the Pool for that District shall be increased by 1.5%; provided, however, that in no event shall the Pool for any District be increased by more than fifty percent (50%). If less than 100% of the Goal is achieved, then for each 1% decrease below the Goal, the Pool shall be decreased by 1%; provided, however, that if 85% or less of Goal is achieved then the Pool for that District shall be 0.

                          ILLUSTRATION

     The percentage of the Goal achieved and the corresponding
Pool are illustrated as follows:

                                       PERCENT
               PERCENTAGE OF              OF
               GOAL ACHIEVED             POOL

               over 134                  150
                    130                  145
                    110                  115
           Goal     100                  100
                     95                   95
                     90                   90
                     85 or less            0

     Notwithstanding the foregoing, (i) no incentive compensation awards shall be made under this Plan in the event the Company's income per common and equivalent shares (net of extraordinary gains and losses as determined by the Committee in its discretion) ("EPS") is negative for that fiscal year; (ii) no incentive compensation awards shall be made to a District's Participants if that District's Operating Income (defined as the District's profit after deducting all expenses for that District except incentive compensation accrued pursuant to this Plan) is less than 85% of that District's planned Operating Income for that fiscal year; and (iii) in the event an individual goal is established other than District Operating Income or Company EPS, the weighted contribution to the Pool for such goal (x) if achieved, shall be fixed and shall not be increased in the event such goal is exceeded and (y) shall be zero in the event less than 100% of such goal is achieved for that fiscal year.

SECTION VI.   DETERMINATION OF AMOUNT OF AWARD.

     The amount of incentive award to be granted from the Pool to the General, District and Branch Managers shall be determined by the operating vice president responsible for that District with the concurrence of the Company President. The amount of the incentive award to be granted from the Pool to all other Participants shall be determined by the General, District and/or Branch Managers with the concurrence of the operating vice president responsible for that District. The amount of the individual awards shall be discretionary, in the sole judgment of those making the awards, based upon the individual's performance for that fiscal year, provided, however, that in no event shall the amount of any Participant's award exceed 50% of that Participant's Base Salary for that fiscal year.

SECTION VII.   TYPE OF AWARD.

     Notwithstanding anything to the contrary elsewhere in this Plan, if the Company's EPS for the fiscal year are equal to or less than the Company's EPS for the immediately preceding fiscal year, the Compensation Committee of the Board of Directors of the Company shall have the authority, in its discretion, to pay awards under the Plan in cash, common stock of the company, or a combination of both. If the Company's EPS for the fiscal year are greater than the Company's EPS for the immediately preceding fiscal year, each Participant shall elect to receive his or her individual award as follows:

                   (i)   100% cash; or

                  (ii)   if the gross amount of the individual
     Participant's award is greater than $5,000, either (x) the payment option allowed in (i) above or (y) 100% Restricted Stock (as defined in Section VIII below). If the Participant elects the 100% stock alternative, the gross amount of the award as determined under the Plan will be increased by 15% prior to the determination of the number of shares of Restricted Stock to be awarded to the Participant; or

                 (iii) if the gross amount of the individual Participant's award is greater than $7,500, either (x) one of the payment options allowed in (i) or (ii) above or (y) 50% in cash and 50% invested in Leveraged Stock Options (as set forth in Section IX below).

     Except in those cases where the Participant will not be allowed to make an election as to the form of the incentive award as provided above, each Participant will be provided with an Election Form by the Company promptly upon the final determination of the Participant's incentive award hereunder pursuant to which the Participant will be allowed to make the election provided in this Section VII. Any Participant who fails to return a properly completed Election Form by the date set forth in the Election Form shall automatically be deemed to have elected to receive 100% of his or her incentive award for that fiscal year in cash.

SECTION VIII.   RESTRICTED STOCK.

     Each Participant who elects to receive 100% of his or her incentive compensation award in the form of common stock of the company pursuant to Section VII(ii)(y) above, shall receive the Company's common stock, per value $.01 per share, subject to the restrictions set forth in this Plan ("Restricted Stock"). The number of shares of Restricted Stock the Participant shall receive shall be equal to (i) the total value of the Participant's incentive compensation award as determined hereunder increased by fifteen percent (15%) (less all


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withholdings required by law, including any tax required by a governmental entity), divided by (ii) the value of one share of common stock of the Company as determined hereafter; provided, however, that any fractional share shall be rounded down to the next lowest whole share. For purposes of Section VII(ii)(y) of this Plan, common stock of the Company shall be valued at the lower of (i) the average closing price (as reported in The Wall Street Journal or its equivalent) of the Company's common stock on each trading day during the last month of the Company's immediately preceding fiscal year, and (ii) the average closing price (as reported in The Wall Street Journal or its equivalent) for the twenty (20) trading days immediately preceding the final determination of the amount of the incentive award by the Company in accordance with the Plan.

     As soon as practicable after the number of shares of Restricted Stock to be awarded hereunder to a Participant is determined, the Company shall cause a certificate or certificates for such shares to be issued in the Participant's name. The Participant shall thereupon be a stockholder with respect to all the shares represented by such certificate or certificates and shall have all the rights of a stockholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that no such shares shall be conveyed, transferred, encumbered or otherwise disposed of by the Participant prior to the date which is two (2) years after the date such shares are issued in the Participant's name. This restriction shall automatically lapse upon the expiration of two
(2) years after the date such shares are issued in the Participant's name.

     In addition, the Committee may require each Participant receiving Restricted Stock to provide the Company with a written representation and agreement, in a form satisfactory to the Committee, stating that the Restricted Stock is being acquired for the Participant's own account, for investment and without any present intention of distributing or reselling such Restricted Stock except as may be permitted under the Securities Act of 1933 and then applicable rules and regulations thereunder, and that the Participant will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Restricted Stock by such person is contrary to the representation and agreement referred to above. The Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to insure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Restricted Stock acquired under this Plan does not violate the Securities Act of 1933, and may issue stop-transfer orders covering such Restricted Stock.

     All certificates of shares of Restricted Stock issued hereunder shall bear the following legend (in addition to such other legends as the Company may deem appropriate):

                  RESTRICTED SHARES

          The shares represented by this certificate shall not be conveyed, transferred, encumbered or otherwise disposed of prior to the date which is twenty-four (24) months after the date this certificate was issued in the owner's name, at which time such restriction shall automatically lapse.

     In the event that, as the result of a stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, reorganiza-tion, merger, consolidation, recapitalization, or otherwise, the Participant shall, as the owner of Restricted Stock, be entitled to new or additional or different shares of stock or securities, the certificate or certificates for, or other evidences of, such new or additional or different shares or securities, also shall be imprinted with a legend substantially similar to that provided above, and all provisions of the Plan relating to restrictions and lapse of restrictions shall thereupon be applicable to such new or additional or different shares or securities to the extent applicable to the Restricted Stock with respect to which they were distributed, and the term "Restricted Stock" hereunder shall be deemed to include such new or additional or different shares or securities.

     Nothing in the Plan shall preclude the transfer of Restricted Stock upon the death of a Participant to his legal representatives, or preclude such representatives from trans-ferring Restricted Stock to the person or persons entitled thereto by will or by the laws of descent and distribution; provided, however, that any Restricted Stock so transferred with respect to which restrictions under the Plan were still in effect at the time of the Participant's death shall continue to be subject to all restrictions and obligations imposed by the Plan.

SECTION IX.  LEVERAGED STOCK OPTIONS

     Each Participant who elects to receive 50% of his or her incentive award in the form of an option to purchase common stock of the Company pursuant to Section VII(iii)(y) above, shall receive an option to purchase the Company's common stock, par value $.01 per share, subject to the restrictions and conditions set forth in this Plan, the 1996 District Stock Option Plan and related Stock Option Agreement ("Leveraged Stock Option"). The number of shares for which the Participant shall receive a Leveraged Stock Option shall be equal to (i) fifty percent (50%) of the total value of the Participant's incentive award hereunder (after deducting withholdings required by law, including any tax required by a governmental entity), divided by (ii) the exercise price per share of common stock under option as set forth in the Stock Option Agreement; provided, however, that any fractional share shall be rounded down to the next lowest whole share.

SECTION X.   TERMINATION OF EMPLOYMENT.

     In the event a Participant voluntarily terminates his or her employment with the Company at any time prior to the close of the fiscal year, the Participant will not be eligible for any award otherwise payable for the fiscal year.

     In the event a Participant is involuntarily terminated
(without cause) prior to the close of the fiscal year, the Participant will be considered for receipt of the award he or she would have otherwise received and, if awarded, prorated to reflect the length of the Participant's service during the relevant fiscal year. The Committee will take into consideration the circumstances of the termination in determining the propriety and amount of the award. The Company's payment of severance or post-employment salary support to a Participant will not be part of the Participant's base salary for purposes of the Plan.

SECTION XI.   MISCELLANEOUS.

     There shall be deducted from each cash payment made under the Plan the amount of any tax requested by any governmental authority to be withheld by the Company with respect to such payment. A Participant receiving stock hereunder shall have deducted by the Company the amount of any taxes which the Company is required by any governmental authority to withhold with respect to such stock prior to calculation of the number of shares of stock to be awarded.

     Nothing in the Plan shall be construed to give any person any benefit, right or interest except as expressly provided herein, and nothing in the Plan shall be construed as es-tablishing any right of continued employment by the Company.

     A Participant's rights and interests under the Plan may not be assigned or transferred. In the case of a Participant's death prior to payment of a Participant's award, payment in an amount equal to what the Participant would have otherwise received had he or she been employed on the last day of the fiscal year, prorated to reflect the length of the Participant's service during the relevant fiscal year, shall be made to the personal representatives of the Participant's estate or such other person or persons as the Committee deems appropriate.

     The Board of Directors of the Company may discontinue the Plan, in whole or in part, at any time, or may, from time to time, amend the Plan in any respect that such Board may deem advisable. In the event the Plan is terminated, no further payments will be made under the Plan.

SECTION XII.   EFFECTIVE DATE.

     The Plan, as amended, shall be effective as of February 1, 1996.